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                              ARTICLES OF AMENDMENT
                                       OF
                    ADVANCED DIGITAL INFORMATION CORPORATION



         The following Articles of Amendment are executed by the undersigned, a Washington corporation:

         1. The name of the corporation is Advanced Digital Information Corporation.

         2. Effective upon the filing of these Articles of Amendment with the Secretary of State of Washington, Article 4.1 of the Restated Articles of Incorporation of the corporation is amended to read as follows:

                  4.1 AUTHORIZED CAPITAL

                  The total authorized stock of this corporation shall consist of 80,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, no par value.

         3. The date of the adoption of the amendment by the Board of Directors of the corporation was July 19, 1999. Shareholder approval was not required pursuant to RCW 23B.10.020(4).

         4. The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

         These Articles of Amendment are executed by said corporation by its duly authorized officer.

         DATED:  September 1, 1999

                             ADVANCED DIGITAL INFORMATION CORPORATION



                             By           /s/  Leslie S. Rock
                                ------------------------------------------
                                Leslie S. Rock, Secretary-Treasurer and
                                Chief Accounting Officer